Exhibit 99.2
CABOT CORPORATION
FIRST QUARTER FISCAL YEAR 2006
SUPPLEMENTAL BUSINESS INFORMATION
I.    Q1’06 vs. Q1’05 (Quarter over Quarter) Major Changes:
NOTE: Each $0.01 per diluted share is approximately $1 million profit before tax.
Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which was approximately 68 million for the first quarter of fiscal 2006 and 69 million for the fourth quarter of fiscal 2005.

	Change in EPS	% Change in Volumes
Carbon Black Business	($0.09)/sh
Rubber Blacks	$0.00/sh	0%	*
Performance Products	($0.10)/sh	(6%)
Inkjet Colorants	$0.01/sh	39%
Superior Micro Powders	$0.00/sh	N/A
Metal Oxides Business	($0.04)/sh
Fumed Metal Oxides	($0.04)/sh	(6%)
Aerogels	$0.00/sh	N/A
Supermetals Business	($0.06)/sh	9%
Specialty Fluids Business	$0.02/sh	N/A
Foreign Exchange	$0.00/sh
Other unallocated and tax related items	($0.01)/sh
Certain Items and Change in Accounting Principle	$0.02/sh

Total	($0.16)/sh
* does not include volumes associated with the acquisition of Cabot Japan
II.    Q1’06 vs. Q4’05 (Sequential Quarters) Major Changes:
NOTE: Each $0.01 per diluted share is approximately $1 million profit before tax.
Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which was approximately 68 million for both the first quarter of fiscal 2006 and the fourth quarter of fiscal 2005.

	Change in EPS	% Change in Volumes
Carbon Black Business	$0.28/sh
Rubber Blacks	$0.24/sh	(5%)	*
Performance Products	$0.05/sh	(10%)
Inkjet Colorants	$0.01/sh	10%
Superior Micro Powders	($0.02)/sh	N/A
Metal Oxides Business	$0.01/sh
Fumed Metal Oxides	$0.01/sh	(1%)
Aerogels	$0.00/sh	N/A
Supermetals Business	$0.04/sh	3%
Specialty Fluids Business	($0.04)/sh	N/A
Foreign Exchange	$0.01/sh
Other unallocated and tax related items	($0.43)/sh
Certain Items	$1.50/sh(1)

Total	$1.37/sh
* does not include volumes associated with the acquisition of Cabot Japan

(1) Due to the Company’s net loss for the quarter ending September 30, 2005, common shares totaling 9 million were required to be excluded from the calculation of earnings per share, as including them would have had an antidilutive effect. However, in order to consistently present the change in earnings per share by business segment and product line from period to period, the September 30, 2005 per share amounts were calculated using the Company’s fully diluted weighted average shares outstanding of 68 million. The impact of this change in the weighted average common shares outstanding was $0.12 on both the business segment and product line results and certain items is reflected in this line.

III.     Q1’06 Business Segment Revenue & PBT

	Revenue	PBT
Carbon Black Business	419	21
Rubber Blacks	298
Performance Products	109
Inkjet Colorants	11
Superior Micro Powders	1

Metal Oxides Business	57	2
Fumed Metal Oxides	57
Aerogels	—

Supermetals Business	93	11

Specialty Fluids Business	10	4

Total	579	38
IV.    Rubber Blacks Regional Analysis
North America — Volumes were flat in the first quarter of fiscal year 2006 compared to the first quarter of fiscal year 2005 and decreased 1% compared to the fourth quarter of fiscal year 2005.
South America — Volumes decreased 9% in the first quarter of fiscal 2006 compared to the same quarter of fiscal year 2005 and decreased 12% compared to the fourth quarter of fiscal year 2005.
Europe — Volumes decreased 1% in the first quarter of fiscal 2006 compared to the first quarter of fiscal year 2005 and decreased 4% compared to the fourth quarter of fiscal year 2005.
Asia Pacific — Volumes were flat in the first quarter of fiscal 2006 compared to the first quarter of fiscal year 2005 and decreased 13% compared to the fourth quarter of fiscal year 2005.
China — Volumes increased 16% in the first quarter of fiscal 2006 compared to the first quarter of fiscal year 2005 and decreased 4% compared to the fourth quarter of fiscal year 2005.
V.    Corporate and Business Initiatives
Selling and administrative costs increased $4 million from $54 million in the first quarter of fiscal year 2005 to $58 million in the first quarter of fiscal year 2006. The increase was primarily due to a bad debt write off in Europe and costs associated with Cabot’s previously announced business process improvement initiative.
During the first quarter of fiscal year 2006 there were no open market stock re-purchases. Approximately 2.7 million shares remain available for purchase under the current Board of Directors’ authorization.

Cabot invested approximately $106 million in capital expenditures during the first quarter of fiscal year 2006, of which $57 million is related to the acquisition of Cabot Japan. The fiscal year 2006 capital spending plan is approximately $250 million.
During the first quarter of fiscal year 2006, working capital increased by $50 million on a constant dollar basis (approximately $41 million at actual exchange rates) of which $8 million relates to the acquisition of Cabot Japan.
The Company’s tax provision for the first quarter of fiscal 2006 was $4 million. The Company’s effective tax rate for continuing operations was 16% for the first quarter of fiscal year 2006, which included $3.5 million related to a favorable international tax settlement.
At the end of the first quarter of fiscal year 2006 the Company held $120 million in cash and $15 million in marketable securities. The Company’s long-term and short-term debt outstanding at the end of the first quarter fiscal year 2006 was $26 million and $472 million, respectively.